Exhibit 3.11

Nov 11, 2020

Liberty Star Minerals

LBSR: OTC Markets

http://www.lbsr.us

FOR IMMEDIATE RELEASE

Gold Mineralization Expands Economic Potential at the Hay Mountain Project in New State Mineral Exploration Permit Lands

TUCSON, AZ–(Nov 11, 2020)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCPK: LBSR) is pleased to announce the identification of potentially exploitable gold mineralization in its recently acquired State of Arizona Mineral Exploration Permits (MEPs) land located in the area locally recognized as Red Rock Canyon, contiguous with and immediately north of drill Target 1, within the Company’s principal porphyry copper, gold, moly exploration target at the Hay Mountain Project (the “Project”) previously disclosed. The relevant MEPs are in Township 20, Range 23 East, specifically eight sections 27 through 34. Two additional MEPs, in sections 20 and 21, totaling 1,080 acres are in process (applications submitted Oct 12, 2020) with the Arizona State Department of Land and will establish permanent, unobstructed access to Red Rock Canyon. These MEPs comprise 5153.83 acres of Arizona State Trust mineral land.

Preliminary surface exploration on the Red Rock MEPs advances the Company’s knowledge of the porphyry system signature associated with magnetic highs at, and adjacent to the north of, Target 1, and represent the expansion of biogeochemical, surface rock sampling, and x-ray fluorescence (XRF) work continuing at Target 1 and on the anticipated gold halo likely associated with the indicated porphyry center.

The Company discovered multiple outcrops of intensely silicified rock in the initial observational field work. These outcrops generally occur in linear features several feet in thickness with multiple features oriented en echelon with interstitial host country rock of varying horizontal dimension. These outcrops contain densely distributed jasperoids (Image 1), which, when sampled yield what the Company believes are potentially economically exploitable concentrations of gold. The viewable tabulation is of 23 representative (1 to 2 kg) rock sample assays. These assays demonstrate gold concentrations ranging from below detection limits of 0.05 ppm in country rock surrounding certain outcrops to a high of 13.55 ppm in direct outcrop samples. Of the 23 assayed samples, nine (9) show gold concentrations of 0.95 ppm or more.

View the rock chip sample assays conducted by ALS/USA

Exploration work in Red Rock Canyon is in its early stages, therefore these results are preliminary and subject to further investigation. Continuing exploration activities in this area will include further biogeochemical, XRF and surface rock chip sampling, assaying and mapping; in addition to, first and second derivative enhancement of existing ZTEM data and evaluation of alternative geophysical, magnetic and gravity techniques to elucidate subsurface extents and geometries of these outcrop features.

Image 1 Outcrop, Red Rock Canyon – click on image to enlarge

Image 2 Close-up outcrop & XRF device, Red Rock Canyon –Click on image to enlarge

The Company is also evaluating previous exploration work done by others in the Red Rock Canyon area, which included multiple shallow drill holes and rock sample assays. This work was done from the mid-1960s to early 1990s and presents useful data corroborating the Company’s contemporary findings.

Observes Liberty Star’s CEO Brett Gross: “we believe that this potential resource, if proven, may present a significant opportunity to generate early cash flows for the Project as a whole, creating a strongly leveraged improvement to the total Project financial model and dramatically improves Hay Mountain’s prospects for success. As exploration work progresses in Red Rock Canyon, and elsewhere on the Project, we will publish select data on the Company website for public review. All such publications will be preceded with a public release indicating the imminent availability of such information.”

“Brett I. Gross” Brett I. Gross

CEO/President
Liberty Star Minerals

Visit lbsr.us for more about Liberty Star Minerals & the Hay Mountain Project, including images, maps and technical reports

Forward Looking Statements Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2020, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this update release beyond the published date, or for changes made to this document by wire services or Internet services. Risk factors for our company are set out in our 10-K and other periodic filings with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

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Contact:

Liberty Star Minerals

Tracy Myers Investor Relations

520-425-1433 info@lbsr.us

Update # 216